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                                                                     EXHIBIT 2.4











                         REAL ESTATE PURCHASE AGREEMENT

                                     Between

                                   TRIDAN, LLC
                      an Indiana limited liability company

                                       and

                               KAYDON CORPORATION
                             a Delaware corporation




                           Dated as of August 11, 2000








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                                TABLE OF CONTENTS

                                                                           PAGE
ARTICLE I
PURCHASE AND SALE OF REAL ESTATE; CLOSING
1.1.     Purchase and Sale....................................................1
1.2.     Purchase Price.......................................................1
1.3.     Closing; Payment of the Purchase Price...............................1
1.4.     Escrow...............................................................3
1.5.     Taxes and Assessments................................................3
1.6.     Risk of Loss.........................................................3
1.7.     Survey...............................................................4
1.8.     Evidence of Title....................................................4
1.9.     Deliveries...........................................................5
1.10.    Inspection Period....................................................5
1.11.    Closing Costs........................................................6
1.12.    Certain Definitions..................................................6

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
2.1.     Organization of Seller; Qualification................................8
2.2.     Authority; No Violation or Consent...................................8
2.3.     Real Estate Title....................................................9
2.4.     Environmental Matters................................................9
2.5.     Commissions.........................................................10
2.6.     Operation of Property...............................................10
2.7.     Compliance With Laws................................................10
2.8.     No Alienation.......................................................10
2.9.     Absence of Litigation...............................................10
2.10.    No Other Warranties or Representations..............................11

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1.     Organization........................................................11
3.2.     Authority Relative to this Agreement................................11
3.3.     Consents and Approvals; No Violation................................11
3.4.     Financing...........................................................12

ARTICLE IV
COVENANTS OF THE PARTIES
4.1.     Furnishing Information; Announcements...............................12
4.2.     Additional Agreements...............................................12

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

4.3.     Notification of Certain Matters.....................................12

ARTICLE V
CONDITIONS TO OBLIGATIONS OF PURCHASER
5.1.     Representations and Warranties; Agreements..........................13
5.2.     Authorization; Consents.............................................13
5.3.     Simultaneous Closings...............................................13
5.4.     Absence of Certain Contracts........................................14

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF SELLER
6.1.     Representations and Warranties; Agreements..........................14
6.2.     Authorization; Consents.............................................14
6.3.     Simultaneous Closings...............................................14

ARTICLE VII
INDEMNIFICATION
7.1.     Indemnification.....................................................14
7.2.     Payment for Indemnity Claims........................................16

ARTICLE VIII
MISCELLANEOUS
8.1.     Termination.........................................................17
8.2.     Survival............................................................17
8.3.     Expenses............................................................18
8.4.     Headings............................................................18
8.5.     Notices.............................................................18
8.6.     Assignment..........................................................19
8.7.     Entire Agreement....................................................19
8.8.     Modifications, Amendments and Waivers...............................19
8.9.     Counterparts........................................................19
8.10.    Governing Law.......................................................19
8.11.    Severability........................................................20
8.12.    Inspections.........................................................20
SIGNATURES...................................................................21


Exhibit A -- Form of Escrow Agreement

                                       ii

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                         REAL ESTATE PURCHASE AGREEMENT

         This REAL ESTATE PURCHASE AGREEMENT (this "Agreement") is made as of August 11, 2000 by and between KAYDON CORPORATION, a Delaware corporation ("Purchaser"), and TRIDAN, LLC, an Indiana limited liability company ("Seller"). Capitalized terms not otherwise defined herein shall have the meanings given to them in Section 1.12 hereof.

         In consideration of the premises and of the respective covenants and agreements contained herein, the parties agree as follows:


                                    ARTICLE I
                    PURCHASE AND SALE OF REAL ESTATE; CLOSING

         1.1. Purchase and Sale. Purchaser desires to purchase the Seller's real estate situated in Crawfordsville, Indiana, as described on Schedule 1 hereto (the "Real Estate"), used by Indiana Precision, Inc. in the manufacture and sale of machined products, and Seller desires to sell such Real Estate to Purchaser on the terms and conditions hereinafter set forth. Upon and subject to the terms and conditions hereof, Seller will sell, convey, transfer, assign and deliver the Real Estate to Purchaser, and Purchaser will purchase the Real Estate from Seller. The Real Estate shall include, without limitation, the following property and rights:

               (a) All improvements located on the Land, including buildings, structures and other facilities.

               (b) All fixtures, equipment, furnishings and items of personal property owned by Seller and used or useful in the operation, repair and maintenance of the Real Estate, and situated on the Real Estate.

               (c) Seller's interest, if any, in all utility company deposits and any governmental licenses, permits, authorizations, approvals, tax abatement certificates and contract rights pertaining to ownership and/or operation of the Real Estate, to the extent assignable.

               (d) Seller's interest, if any, in all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent public streets or roads, and appurtenances pertaining to or accruing to the benefit of the Real Estate.

         1.2. Purchase Price. The consideration payable by Purchaser to Seller for the Real Estate shall be $500,000 (the "Purchase Price").

         1.3.  Closing; Payment of the Purchase Price.

         (a) Subject to the conditions set forth in this Agreement, the purchase and sale of the Real Estate pursuant to this Agreement (the "Closing") shall take place at the offices of Dykema Gossett PLLC, 315 East Eisenhower, Ann Arbor, Michigan, at 10:00 o'clock a.m. local time, on August 28,

2000, or at such other time, place and date as shall be mutually agreed on by Purchaser and Seller, but in no event later than September 15, 2000. The date on which the Closing is to occur is herein referred to as the "Closing Date" and the Closing shall be deemed to be effective as of the beginning of business on the Closing Date.

         (b) At the Closing, Seller will deliver or cause to be delivered to Purchaser the following:

                  (i) a Warranty Deed in proper form for recordation sufficient to vest in Purchaser good and marketable title to the Real Estate subject only to the Permitted Encumbrances, as hereinafter defined.

                  (ii)   the Title Policy.

                  (iii)  an appropriate mechanic's lien affidavit.

                  (iv)   an affidavit of exclusive possession.

                  (v) an appropriate bill of sale with warranty of title for any personal property included in this transaction.

                  (vi) appropriate assignments of all Licenses, easements, rights-of-way, contract rights, guarantees and warranties, intangible rights and other property and rights included in this transaction.

                  (vii) assignments of any of the Insurance Policies and Contracts which Purchaser elects to take by assignment.

                  (viii) appropriate evidence of Seller's formation, existence and authority to sell and convey the Property.

                  (ix) an appropriate vendor's affidavit and/or indemnity as required by the Title Company.

                  (x) assignment of Seller's interest, if any, in all Licenses and warranties included in this transaction to the extent that the same are assignable.

                  (xi) a disclosure document in the form prescribed by the Responsible Property Transfer Law of Indiana (Ind. Code ss.13-25-3-1 et seq.), or if Seller is not required to deliver the disclosure document described therein, then a certificate, in a form reasonably satisfactory to Purchaser's counsel, that the Real Estate (a) does not contain any facility that is subject to reporting under Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C ss.11022); (b) is not the site of one (1) or more

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         Underground Storage Tanks for which notification is required under 42
         U.S.C ss.6991 and Ind. Code ss.13-23-1-1 et seq.); and (c) is not listed on the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) in accordance with Section 116 of CERCLA (42 U.S.C ss.9616). Purchaser is aware of the purpose and intent of the disclosure document and expressly waives the 30-day deadline set forth in Ind. Code ss.13-25-3-2 for delivery of the disclosure document.

                  (xii)    an Indiana Sales Disclosure Form.

                  (xiii) a closing statement and such other documents as are reasonably necessary to consummate this transaction.

         (c) At the Closing, Purchaser will deliver or cause to be delivered to Seller a wire transfer of funds in an amount equal to the Purchase Price, subject to prorations and adjustments as herein provided, less the amount of the Escrow Amount (as defined below).

         1.4. Escrow. At the Closing, $250,000 of the Purchase Price to be paid to the Seller (the "Escrow Amount") shall be deposited into escrow by Purchaser to be held in accordance with the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"). To the extent that amounts are to be paid by the Seller to Purchaser pursuant to this Agreement, such amounts may be paid from the Escrow Amount pursuant to the terms of the Escrow Agreement. Funds remaining in the Escrow Amount following the satisfaction by Seller of its obligations to Purchaser, if any, shall be released to the Seller according to the terms of the Escrow Agreement.

         1.5. Taxes and Assessments. Purchaser will assume and agree to pay all assessments against the Real Estate for municipal improvements becoming a lien after the Closing Date. Assessments against the Real Estate for maintenance or reconstruction of public drains, if any, shall be prorated between Seller and Purchaser as of the Closing Date. Real estate taxes levied and assessed on the Real Estate for 2000 payable in 2001 shall be prorated using the "due date" method of proration between Seller and Purchaser as of the Closing Date using, for closing purposes, the tax rate and assessed valuation for 1999 payable in 2000 if the tax rate and assessed valuation for 2000 payable in 2001 have not been set, without adjustment when such rate and assessed valuation are set. Any taxes not assumed by Purchaser and which are not due and payable at the time of closing shall be allowed to Purchaser as a credit against the Purchase Price at Closing, and Seller shall not be further liable for such taxes. Charges for electricity, water/sewer, natural gas and sanitation shall be paid by Seller to the Closing date and final bills therefor shall be delivered to Purchaser as promptly as practicable after Closing

         1.6. Risk of Loss. Seller shall bear all risk of loss or damage to the Real Estate until the Closing Date.


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         1.7.     Survey.  Within twenty (20) days from the date of Seller's execution of this Agreement, Seller, at its own expense, shall obtain and deliver to Purchaser a survey of the Real Estate, conforming to all current American Land Title Association minimum standards prepared by a registered land surveyor licensed in the State of Indiana, certified not earlier than the date of this Agreement (the "Survey"). The Survey shall contain an accurate metes and bounds description of the Real Estate, and shall identify, locate and describe both by legal description and by recording data (if applicable) any existing buildings, parking areas and other improvements, easements, rights-of-way, alleys, streets, roads, encroachments, zoning or building setbacks, deed restrictions, water courses, drains, sewers, driveways, interior lot lines and all other physical conditions affecting the Real Estate. The Survey shall contain a certification by the surveyor sufficient to enable the title company to delete any preprinted exceptions to coverage for matters that would be shown by an actual physical survey of the Real Estate, including, without limitation, a certification that all of the information contained in the Survey is accurate and all of the improvements are located within the boundaries of the Real Estate. The Survey shall also certify whether or not the Real Estate is located in any flood plains or flood hazard areas. Purchaser may substitute the legal description of the Real Estate contained on the Survey for the legal description contained on Exhibit "A".

         1.8. Evidence of Title. Within twenty (20) days from the date of Seller's execution of this Agreement, Seller, at its own expense, shall obtain and deliver to Purchaser a commitment for an owner's policy of title insurance from a national title company acceptable to Purchaser to insure Purchaser as the holder of marketable fee simple title to the Real Estate, in an amount equal to the full amount of the Purchase Price together with a copy of all recorded documents shown by such commitment as affecting the Real Estate and which constitute (or will at Closing constitute) encumbrances against the Real Estate or exceptions to Seller's title (the "Title Commitment"). If the Title Commitment contains any liens and exceptions other than Permitted Encumbrances or Standard Policy Exceptions, Purchaser shall notify Seller of such exceptions in writing within ten (10) days of the date on which Purchaser has received both the Title Commitment and the Survey, and Seller shall have ten (10) days from the date of such notification to eliminate such exceptions or to obtain an endorsement to the Title Commitment removing them. Seller agrees to remove by payment, bonding or otherwise any lien or encumbrance against the Real Estate capable of removal by the payment of money or bonding, which liens and encumbrances will under no circumstance be Permitted Encumbrances. Seller agrees to use its best efforts to eliminate liens, encumbrances or exceptions other than Permitted Encumbrances. Purchaser may raise as additional objections any matters first shown by any endorsement of the Title Commitment and/or recertifications of Survey delivered. With respect to any such encumbrances or exceptions which Seller, using its best efforts, shall fail to eliminate within the aforesaid period, Purchaser may, at Purchaser's option (i) waive its objections to and accept title subject to such encumbrances or exceptions; or
(ii) rescind this Agreement and this Agreement shall thereafter be of no further force or effect.

         The Title Commitment shall also commit the title company, at Seller's expense, to delete the preprinted Standard Policy Exceptions, except as they pertain to the leasehold interests included as Permitted Encumbrances, subject to delivery to the title company of such instruments, documents,


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indemnities and releases as the title company shall reasonably require.
Notwithstanding the foregoing, Seller shall be required to obtain the deletion of the "standard" exceptions relating to a survey subject to Purchaser obtaining the required survey. The Title Commitment shall be endorsed by the title company as of the date of the closing. Concurrently with the Closing, Seller shall pay for and cause to be delivered to Purchaser a policy of title insurance to be issued pursuant to the Title Commitment, which policy shall be an ALTA Owner's Policy, Standard Form B, dated the day of Closing, in the full amount of the Purchase Price, insuring marketable fee simple title to the Real Estate in Purchaser, subject only to the Permitted Exceptions (the "Title Policy").

         1.9. Deliveries. Within ten (10) days following the date hereof (and thereafter, as applicable), Seller shall deliver to Purchaser, to the extent that the same are within Seller's possession or control, true, correct and complete copies of:

         (a) All written leases, equipment leases, tenancies or other occupancy agreements, contracts, arrangements, licenses, concessions, easements, service arrangements, employment contracts or agreements, brokerage agreements, and any and all other contracts or agreements, either recorded or unrecorded, written or oral, to which Seller is a party affecting the Real Estate or any portion thereof, or the use thereof (the "Contracts");

         (b) Reasonable evidence of all insurance policies presently in effect relating to the Real Estate or any portion thereof or the use thereof, including but not limited to fire and extended coverage and liability insurance (the "Insurance Policies");

         (c) All certificates of occupancy, permits, licenses, authorizations or approvals (other than those which are no longer in effect) issued by any governmental body or agency having jurisdiction over the Real Estate, related to the ownership and/or operation of the Real Estate (the "Licenses"); and

         (d) The bill or bills issued for the year 1999 payable in 2000 for real estate and personal property taxes and any subsequently issued notices pertaining to real estate or personal property taxes or assessments applicable to the Real Estate.

         (e) All engineering and architectural plans and specifications, drawings and surveys relating to the Real Estate (the "Plans") which are in Seller's possession or control.

         1.10. Inspection Period.

         (a) Purchaser shall have ten (10) days following the last date on which the deliveries required by Sections 1.7, 1.8 and 1.9 hereof shall have been made (such ten (10) day period shall be referred to in this Agreement from time to time as the "Inspection Period") to examine the Survey, the Title Commitment, the Contracts, the Insurance Policies, the Licenses and the Plans and to decide whether they are satisfactory to Purchaser and to make, at Purchaser's sole expense, such

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physical, zoning, land use, environmental and other examinations, inspections and investigations of the Real Estate or the use or operation thereof which Purchaser, in Purchaser's sole discretion, may determine to make, including, without limitation, a physical inspection of the Real Estate by a building contractor, architect and/or engineer of Purchaser's choice, for the purpose of determining the condition of the buildings including their structure, roofs, air conditioning, heating, electrical, plumbing and other mechanical systems.

         (b) If Purchaser's inspections, examinations, investigations and tests, reveal a breach of Seller's representations and warranties contained in
Section 2.3 or 2.4 that would have a Material Adverse Effect or defect in the Real Estate that would constitute a Material Adverse Effect and if Seller fails to cure such breach or correct such defect prior to the Closing, then Purchaser may elect to terminate this Agreement, in which event both parties shall be released from all further obligations under this Agreement.

         1.11. Closing Costs.  The parties shall bear the following costs:

         (a) The Purchaser shall be responsible for payment of any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser's inspections.

         (b) The Seller shall be responsible for payment of the following: (i) any costs associated with the issuance of the Title Commitment and the premium and any other related fees and costs for the Title Policy, together with such endorsements thereto as Purchaser reasonably may require so long as the same are customarily available for property in Montgomery County, Indiana and may be secured without additional cost to Seller, (ii) all transfer taxes, stamps, surtax, surcharge or similar charges, fees or costs due on the delivery and/or recording of the warranty deed of conveyance, (iii) the recording costs on documents necessary to clear title, and (iv) payment of the brokerage commission pursuant to Section 2.5.

         (c)   Each party shall pay its own legal fees.

         (d) Each party shall bear the recording costs of any instruments received by that party.

         1.12. Certain Definitions.  For purposes of this Agreement:

         "ALTA" means American Land Title Association.

         "Environmental Laws" shall mean all laws, regulations and rules of the United States of America, State of Indiana, local authorities and their respective agencies and departments relating to pollution or the protection of the environment, including but not limited to, those governing the use, storage, treatment, handling, production or disposal of Hazardous Materials and/or the emission, discharge or release of Hazardous Materials into the


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         environment. Environmental Laws include, without limitation, the Clean
         Air Act (42 U.S.C ss.7401 et seq.), Clean Water Act (33 U.S.C ss.1251 et seq.), Resource Conservation and Recovery Act of 1976 (42 U.S.C ss.6901 et seq.), Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C ss.9601 et seq.), Hazardous Materials Transportation Act (49 U.S.C ss.1801 et seq.), Solid Waste Disposal Act (42 U.S.C ss.6901 et seq.), and Toxic Substances Control Act (15 U.S.C ss.2601 et seq.), and the applicable provisions of Title 13 of the Indiana Code, as each of said laws have been or are hereafter amended, together with all rules and regulations promulgated by the U.S. Environmental Protection Agency, and all additional federal, state or local environmental laws, rules and regulations in effect on the date hereof and as are hereafter enacted which affect the Real Estate, including the common law.

         "Hazardous Substances" shall mean any flammables, explosives, radioactive materials, hazardous wastes, friable asbestos or any material containing asbestos, toxic substances or related materials, including, without limitation, substances now or hereafter defined as hazardous substances, hazardous materials or toxic substances in or under any Environmental Law(s).

         "Material Adverse Effect" means any change in, condition of or effect on, the Real Estate which is, or is reasonably likely to be, materially adverse to the Purchaser's ability to make use of the Real Estate for the purpose of conducting the business of Indiana Precision, Inc., as presently conducted, or which materially detracts from the value of the Real Estate in connection with such intended use, based on the combined purchase price and financial condition of the Real Estate and Indiana Precision, Inc.;

         "Permitted Encumbrances" means covenants, conditions, restrictions, easements, rights-of-way, options or leases affecting the Real Estate which, individually or in the aggregate, do not have a Material Adverse Effect. The term "Permitted Encumbrances" shall also include (i) the leasehold interest of Alcoa Closure System International, Inc., for a term expiring on October 1, 2000, under a lease agreement dated September 28, 1998, and (ii) month-to-month leasehold interest of Donna Hughes, Robert Hughes, Jeff Richards, Jim Davis and Allen Perry under a lease agreement dated April 7, 1999.

         "Person" or "person" means an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity;

         "Standard Policy Exceptions" means the standard preprinted exceptions contained in ALTA Owner's Policy Form B, as follows:

                  (a) Rights or claims of parties in possession not shown by the public records;
                  (b) Easements, or claims of easements, not shown by the public records;

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                  (c)      Encroachments, overlaps, boundary line disputes, or
                           other matters which would be disclosed by an accurate survey or inspection of the premises;
                  (d) Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records; and
                  (e) Taxes or special assessments which are not shown as existing liens by the public records.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that the following representations and warranties are true and correct:

         2.1. Organization of Seller; Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Indiana, and has all requisite power and authority to sell and convey the Real Estate.

         2.2. Authority; No Violation or Consent. Seller has full power and authority to enter into this Agreement and to carry out the transaction contemplated hereby and all proceedings required to be taken by or on its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transaction contemplated hereby and the compliance with the terms of this Agreement and any document required to be executed and delivered under the terms of this Agreement do not and will not:

                  (a) conflict with or result in any breach of any provision of any Seller's Articles of Organization or Operating Agreement (or other similar governing documents) or the terms of any agreement or other instrument to which Seller is a party or by which it or the Real Estate may be bound;

                  (b) conflict with, result in a breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Seller is a party or to which the Real Estate is subject (excluding however, any mortgage, security agreement, loan agreement or other credit arrangement or facility with any secured creditor of Seller, all of which are to paid in full pursuant to the terms of Section 1.7);

                  (c) result in the creation of any lien upon, or any third person obtaining the right to acquire, any of the Real Estate;


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                  (d)    violate or conflict with any law, ordinance, code,
         rule, regulation, decree, order or ruling of any court or governmental authority, to which Seller or the Real Estate is subject; or

                  (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority except as may be required to be in compliance with the provisions of the Indiana Responsible Property Transfer Law (Ind. Code Chapter 13-25-3), and the Indiana Real Estate Sales Disclosure Act (Ind. Code Chapter 6-1.1-5.5).

         2.3. Real Estate Title. Seller has good, valid and marketable fee simple title to the Real Estate, free and clear of all liens other than (i) Permitted Encumbrances, (ii) liens for current real estate taxes, assessments or governmental charges not yet due or delinquent, (iii) easements, rights-of-way, covenants, conditions or restrictions which do not, individually or in the aggregate, materially interfere with the use of the Real Estate or materially detract from its value, (iv) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded, (v) zoning, entitlement and other land use and environmental regulations by governmental agencies, and (vi) matters disclosed in the Title Commitment, the Survey and the Contracts. Seller is not in violation of any local zoning or similar land use laws or governmental regulations, except where such violation would not have a Material Adverse Effect. Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the Real Estate, except where such violation would not have a Material Adverse Effect. Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code. Neither the whole nor any portion of the Real Estate is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental authority, body or other person with or without payment of compensation therefor, nor, to Seller's knowledge, has any such condemnation, expropriation or taking been proposed.

         2.4. Environmental Matters. Seller has provided to Purchaser the results of the Phase I and Phase II environmental reports obtained by Alcoa Closure Systems International, Inc., dated February, 1998 and May, 1998, respectively, and has made the Real Estate available to Purchaser to allow Purchaser to conduct an additional environmental inspection of the Real Estate. Except as identified in such Phase I and Phase II environmental reports, or in
Schedule 2.4 hereto, to the best of Seller's current actual knowledge, without conducting any further inquiry, there has not been and there is not now: (i) any Hazardous Substance present on the Real Estate, (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Real Estate, or (iii) any failure to comply with any Environmental Laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller has not received any notice from any governmental authority regarding the presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or

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disposal of any Hazardous Substance or any failure to comply with any applicable
Environmental Laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance.

         2.5. Commissions. Sellers will pay or otherwise discharge, and will indemnify and hold Purchaser harmless from and against and any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by or on behalf of Seller or any of its officers, directors, agents or employees, in connection with the sale of the Real Estate pursuant to this Agreement.

         2.6.     Operation of Property.

         (a) Except as set forth in Schedule 2.6 hereto, Seller has not entered into any contracts, arrangements, licenses, concessions, easements, or other agreements, including, without limitation, service arrangements and employment agreements, either recorded or unrecorded, written or oral, affecting the Real Estate, or any portion thereof or the use thereof, other than the Contracts and the Insurance Policies. Except as set forth in Schedule 2.6 hereto, each of the Contracts: (i) is in good standing and free from default,
(ii) fully assignable to Purchaser without any change in the terms and provisions thereof, and (iii) may be canceled by Purchaser upon not more than thirty (30) days notice and without payment of premium or penalty therefor. Seller shall not modify any of the Contracts and Seller shall not enter into any new Contract or other agreement affecting the Real Estate, or any portion thereof or the use thereof, without the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole and absolute discretion. Through the date of the Closing, Seller shall maintain insurance covering the Real Estate in the amounts set forth in the Insurance Policies.

         (b) During the period between the date of this Agreement and Closing, Seller shall continue to maintain all of the present services to the Real Estate, and otherwise maintain the Real Estate in the condition in which it existed on the date of this Agreement.

         2.7. Compliance With Laws. Seller shall comply prior to Closing with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Real Estate, except to the extent that the same would require Seller to make any modifications or improvements to the Real Estate. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller's ownership and/or operation of the Real Estate prior to Closing.

         2.8. No Alienation. Prior to Closing, no portion of the Real Estate or any interest therein shall be alienated, encumbered, conveyed or otherwise transferred.

         2.9. Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction is in effect, and no actions, suits, claims or proceedings have been instituted or to the best of Seller's knowledge threat (i) that prevents or delays the consummation of the transaction contemplated hereby, (ii) that would impose any limitation on the ability of Purchaser to exercise full rights of ownership of the Real Estate. No action, suit, claim or proceeding before any court or any governmental or regulatory entity is pending (or to the best of Seller's knowledge threatened) which would affect the Real Estate at law or in equity or before any federal, state or municipal governmental department or agency or instrumentality thereof, and no investigation by any governmental or regulatory entity has been commenced seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transaction contemplated by this Agreement.

         2.10. No Other Warranties or Representations. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE REAL ESTATE IS BEING CONVEYED ON AN "AS IS, WHERE IS" BASIS. SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THIS AGREEMENT. PURCHASER HAS INSPECTED, HAS HAD AN OPPORTUNITY AND WILL CONTINUE TO HAVE THE OPPORTUNITY TO INSPECT THE REAL ESTATE AND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR REPRESENTATIVES, AS TO ANY MATTERS CONCERNING THE SAME EXCEPT AS PROVIDED IN THIS AGREEMENT. NOTHING HEREIN CONTAINED IS INTENDED TO CREATE ANY THIRD PARTY BENEFICIARY RIGHTS.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that the following are true and correct:

         3.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of Delaware.

         3.2. Authority Relative to this Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

         3.3. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transaction contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Purchaser, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the Indiana Responsible Property Transfer Law and the Indiana Real Property Sales Disclosure Act, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its assets, which violation would impair in any material respect its ability to consummate the transaction contemplated hereby, (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of its properties or assets may be bound, or (v) violate any order, judicial writ, injunction or decree, legislative statute, or governmental agency rule or regulation applicable to Purchaser, or any of its properties or assets.

         3.4. Financing. Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase the Real Estate and to pay all fees and expenses related to the transaction contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

         4.1. Furnishing Information; Announcements. Sellers and Purchaser will, as soon as practicable after reasonable request therefor, furnish to the other party all the information concerning Seller or the Purchaser required for inclusion in any statement or application made to any governmental or regulatory body in connection with the transaction contemplated by this Agreement. Neither Seller nor Purchaser shall issue any press releases or otherwise make any public statement with respect to the transaction contemplated hereby, without the prior consent of the other party hereto, except as, in the reasonable judgment of the party determining to issue such press release or make such public statement, is otherwise required by law or by any stock exchange on which the shares of Purchaser are listed, and then only upon prompt prior notice to the other party hereto at least 24 hours prior to making any such press release or public announcement.

         4.2. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts, at its own expense, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement. If at any time after the Closing any further action is reasonably necessary to carry out or perform a party's obligations under this Agreement, such party shall take, at its own expense, such action.

         4.3. Notification of Certain Matters. Between the date hereof and the Closing, Seller and Purchaser will give prompt notice in writing of: (i) any information which indicates that any representation and warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in a Material Adverse Effect or in the failure to satisfy a condition specified in Article V hereof, and (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transaction contemplated by this Agreement. As of the date of this Agreement, Purchaser does not have any reason to believe that any representation or warranty of Seller contained herein is not true and correct.



                                    ARTICLE V
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Purchaser as provided herein except as otherwise required by applicable law:

         5.1. Representations and Warranties; Agreements. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing. Each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchaser shall have received a certificate duly executed by an officer of Seller, to the effect that the conditions set forth in the preceding two sentences have been satisfied.

         5.2. Authorization; Consents. Any filings required to be made at or prior to the Closing in connection with the transaction contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transaction contemplated hereby, and all other governmental, regulatory or third party consents or waivers shall have been made or obtained. In addition, all consents of all Persons and governmental authorities necessary to the consummation of the transaction contemplated by this Agreement shall have been obtained by Seller.

         5.3. Simultaneous Closings. Simultaneously with the Closing hereunder, Purchaser and certain other corporations and/or limited liability companies affiliated with one or more of the owners of Seller must close the transactions pursuant to which Purchaser shall acquire (a) substantially all of the assets of Canfield Technologies, Inc., a New Jersey corporation, (b) substantially all of the assets of Environmental Alloys, Inc., a Florida corporation, (c) substantially all of the assets of Tridan International, Inc., an Illinois corporation, and (d) all of the outstanding stock of Indiana Precision, Inc., an Indiana corporation. Termination of any of the foregoing transactions shall terminate this Agreement, and Purchaser and Seller shall have no further obligation to each other.

         5.4.     Absence of Certain Contracts. Except as set forth on
Schedule 2.6 hereto, as of the Closing, there shall be no Contracts which are binding upon Purchaser that cannot be canceled by Purchaser upon not more than thirty (30) days' notice and without payment of premium or charge therefor.

                                   ARTICLE VI
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller as provided herein except as otherwise required by applicable law:

         6.1. Representations and Warranties; Agreements. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing. Each of the material obligations of Purchaser required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller shall have received a certificate, duly executed by an officer of Purchaser, to the effect that the conditions set forth in the preceding two sentences have been satisfied.

         6.2. Authorization; Consents. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby shall have been duly and validly taken by Purchaser. Any filings required to be made in connection with the transaction contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

         6.3. Simultaneous Closings. Simultaneously with the Closing hereunder, Purchaser and certain other corporations and/or limited liability companies affiliated with one or more of the owners of Seller must close the transactions pursuant to which Purchaser shall acquire (a) substantially all of the assets of Canfield Technologies, Inc., a New Jersey corporation, (b) substantially all of the assets of Environmental Alloys, Inc., a Florida corporation, (c) substantially all of the assets of Tridan International, Inc., an Illinois corporation, and (d) all of the outstanding stock of Indiana Precision, Inc., an Indiana corporation. Termination of any of the foregoing transactions shall terminate this Agreement, and Purchaser and Seller shall have no further obligation to each other.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1. Indemnification. Seller shall indemnify the Purchaser as set forth below:

         (a) Subject to the limitations of Sections 7.1(f), 7.1(g) and 8.2, Seller shall indemnify and hold harmless Purchaser, its officers, directors, employees and agents, from and against any and all Losses, hereinafter defined, arising out of, based upon or resulting from (i) any material breach as of the Closing Date of any representation or warranty of Seller which is contained in or made pursuant to this Agreement, or (ii) any material breach or nonfulfillment by Seller of any of its covenants, agreements or other obligations contained in or made pursuant to this Agreement.

         (b) For purposes of this Section 7.1, "Losses" shall mean and include damages, liabilities and claims, net of all taxes and, to the extent that Seller maintains or has maintained liability insurance and such coverage is applicable to Purchaser, insurance benefits paid to or for the benefit or protection of Purchaser. In particular, in the event that a claim for indemnity as to Losses arising out of, or based upon, a breach of Seller's representations and warranties as to title to the Real Estate, Purchaser shall first seek compensation for such Losses, only to the extent applicable, under the Title Policy, and subject to the limitations set forth below, Seller shall be obligated to provide indemnity for such Losses only to the extent that such title insurance coverage is exhausted or is inapplicable. Losses shall include, without limitation, all reasonable fees, costs and expenses related thereto, including, without limitation, any and all of Purchaser's Legal Expenses. As used herein, "Legal Expenses" shall mean the fees, costs and expenses reasonably incurred by Purchaser in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim, prior to assumption of control of the defense of such claim by Seller.

         (c) Promptly after receipt of notice of the commencement of any action or claim by a third party in respect of which Purchaser may seek indemnification hereunder, Purchaser shall promptly notify each Indemnifying Party. Seller shall be entitled to control the defense of such action; provided, however, that:

               (i) Purchaser shall be entitled to participate in the defense of such action or claim and to employ counsel at its own expense to assist in the handling of such action or claim;

               (ii) Seller shall obtain the prior written approval of Purchaser before entering into any settlement of such action or claim, or ceasing to defend against such action or claim (with such approval not to be unreasonably withheld);

               (iii) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such action or claim; and

               (iv) Seller shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and Purchaser shall be entitled to have sole control over, the defense or settlement of any action or claim to the extent the claim seeks an injunction, non-monetary or other equitable relief against Purchaser which, if successful, would materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of Purchaser.

After written notice by Seller to Purchaser of its election to assume control of the defense of any such action or claim, Seller shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If Seller does not assume control of the defense of such action or claim as provided in this
Section 7.1(c), Purchaser shall have the right to defend such action or claim in such manner as it may deem appropriate at the cost and expense of Seller, and Seller will promptly reimburse Purchaser therefor in accordance with this
Section 7.1. The reimbursement of fees, costs and expenses required by this
Section 7.1 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

         (d) In the event that Seller shall be obligated to indemnify Purchaser pursuant to this Section 7.1, Seller shall, upon payment of such indemnity in full, be subrogated to all rights of Purchaser with respect to the actions or claims to which such indemnification relates.

         (e) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all taxes and, to the extent that Seller maintains or has maintained liability insurance and such coverage is applicable to Purchaser, insurance benefits actually received by the party to be indemnified or reimbursed. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of Seller's liability insurance or other right to indemnification or contribution from any third person, the Indemnified Parties expressly agree that they shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Parties agree to pursue, at the cost and expense of Seller, such claims diligently and to reasonably cooperate, at the cost and expense of Seller, with each applicable insurance carrier and third party indemnitor or contributor.

         (f) Seller shall have no liability for indemnification with respect to the matters described in this Section 7.1 or otherwise under this Agreement unless and until, and only to the extent that the aggregate amount of all Losses for which indemnification is sought from Seller exceeds $50,000.

         (g) Notwithstanding any other provision of this Agreement to the contrary, Seller shall have no liability for indemnification with respect to the matters described in this Section 7.1 or otherwise under this Agreement to the extent that the amount of all payments made by Seller on account of Losses exceeds, or would exceed $250,000.

         7.2. Payment for Indemnity Claims. Purchaser will, in the first instance, have the right to receive from the Escrow Amount the amount of any Losses incurred by Purchaser from any third-party claim or any claim against the Seller under Section 7.1 that has been finally determined by agreement or by a court of competent jurisdiction, as provided in the Escrow Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. Termination. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing Date, in addition to any other termination provision contained in this Agreement, as follows:

                  (a) by mutual written consent duly authorized by the Board of Directors of the Purchaser and the members of Seller; or

                  (b) by Purchaser or the Seller if any court or governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement, and such order, decree, ruling or other action is or shall have become final and nonappealable; or

                  (c) by Purchaser, if Purchaser is not in material breach of this Agreement and there shall have been a material breach of any of Seller's representations, warranties or covenants which has not been cured within ten (10) days following receipt of written notice of such breach; provided that if the Seller's breach is of such a nature that it cannot reasonably be remedied within ten (10) days, then Purchaser shall not be entitled to abandon or terminate this Agreement so long as Seller commences action to cure the breach within such ten (10) days and diligently pursues work on such remedy, at Seller's sole expense, to its completion; or

                  (d) by Seller, if Seller is not in material breach of this Agreement and there shall have been a material breach of any of Purchaser's representations, warranties or covenants which has not been cured within ten (10) days following receipt of written notice of such breach; provided that if the Purchaser's breach is of such a nature that it cannot reasonably be remedied within ten (10) days, then Seller shall not be entitled to abandon or terminate this Agreement so long as Purchaser commences action to cure the breach within such ten (10) days and diligently pursues work on such remedy, at Purchaser's sole expense, to its completion; or

                  (e) by either the Purchaser or Seller if the Closing shall not have occurred prior to September 15, 2000.

         8.2. Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive for a period of three years after the Closing Date. The Seller's liability under Article VII shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which Seller has been given written notice prior to the date on which it would otherwise terminate.

         8.3. Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transaction contemplated hereby whether or not the transaction contemplated hereby is consummated.

         8.4. Headings. Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         8.5. Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be either delivered by hand or by overnight courier (or by fax confirmed by one of such methods) as follows:

         If to Seller:
                  Tridan, LLC
                  112 Western Drive
                  Short Hills, New Jersey 07078
                  Attention: Daniel V. Grossman, General Manager
                  Fax: (973) 467-5416

         With a copy to:
                  Henthorn, Harris, Taylor & Weliever
                  122 E. Main Street
                  P.O. Box 645
                  Crawfordsville, Indiana  47933
                  Attention: J. Lamont Harris
                  Fax: (765) 362-4521

         If to Purchaser:
                  Kaydon Corporation
                  315 East Eisenhower Parkway, Suite 300
                  Ann Arbor, Michigan  48108
                  Attention: Brian P. Campbell, President
                  Fax:  (734) 747-6928

With a copy to:
                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, MI 48243
                  Attention:  Paul R. Rentenbach
                  Fax:  (313) 568-6915

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         8.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VII hereof shall inure to the benefit of Purchaser; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that this Agreement and such rights, interests and obligations may be assigned by Purchaser to a wholly owned direct or indirect subsidiary of Purchaser, provided that Purchaser is not relieved of its obligations hereunder.

         8.7. Entire Agreement. This Agreement (including the Schedules and Exhibit hereto) embodies the entire agreement and understanding of the parties with respect to the transaction contemplated hereby and supersedes all prior or contemporaneous written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transaction contemplated hereby other than those expressly set forth herein.

         8.8. Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law, (i) Purchaser and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

         8.9. Counterparts. This Agreement may be executed with counterpart signature pages or in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         8.10. Governing Law. This Agreement shall be governed by the laws of the United States and the State of Indiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

         8.11. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         8.12. Inspections. Purchaser, and Purchaser's agents and contractors, shall, during the term of this Agreement, have the opportunity to enter upon the Real Estate at reasonable times mutually convenient to Seller and Purchaser for purposes of inspection and making tests and studies thereon. Seller reserves the right to accompany Purchaser during Purchaser's inspection, tests and investigations of the Real Estate. Throughout the term of this Agreement, Seller, its agents and employees shall cooperate with Purchaser, its agents and contractors in connection with their performance of the inspections provided herein. Purchaser agrees to indemnify, defend and hold harmless Seller from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) arising out of or resulting from any inspection or investigation conducted by or on behalf of Purchaser pursuant to this Agreement. Purchaser shall immediately restore the Real Estate to the condition in which it existed immediately prior to Purchaser's tests, inspections, investigations and/or studies.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              KAYDON CORPORATION


                              By: /S/ BRIAN P. CAMPBELL
                                  -----------------------------------
                                  Brian P. Campbell, President


                              TRIDAN, LLC


                              By: /S/ DANIEL V. GROSSMAN
                                  -----------------------------------
                                  Daniel V. Grossman, General Manager

                                   SCHEDULE 1
                        Legal Description of Real Estate

Situate in the State of Indiana, County of Montgomery, and being lots numbered 18, 19, 20 and 21 and part of lot numbered 17, as the same are known and designated on the recorded plat of Joseph Milligan's First Addition of Outlots to the City of Crawfordsville, and part of the Northwest quarter of the Southwest quarter of Section 4, and part of the Northeast quarter of the Southeast quarter of Section 5, all in Township 18 North, Range 4 West of the Second Principal Meridian, more particularly described to-wit:

Commencing at a 5/8 inch rebar marking the point of intersection of the South right-of-way of Elmore Street and the West right-of-way of the former Vandalia Railroad which point is 24.32 feet South and 50.00 feet West of the Northeast corner of the Southeast quarter of Section 5, Township 18 North, Range 4 West; thence South 89 degrees 55 minutes 00 seconds East 68.57 feet with the South right-of-way line of Elmore Street to a railroad spike and the true point of beginning of the real estate herein described; thence South 89 degrees 55 minutes 00 seconds East 398.60 feet with the South right-of-way line of Elmore Street to the West right-of-way line of the CSX Railroad; thence South 29 degrees 50 minutes 59 seconds East 184.60 feet with said West right-of-way line to a 5/8 inch rebar on the South line of a 10.00 foot wide vacated alley; thence North 89 degrees 55 minutes 00 seconds West 173.62 feet with the South side of said vacated alley to a 5/8 inch rebar; thence South 00 degrees 59 minutes 07 seconds East 297.34 feet with the East line of a 5.0 acre tract described in Deed Record 259, page 318 in the Office of the Recorder of Montgomery County, Indiana to a 5/8 inch rebar; thence North 89 degrees 30 minutes 10 seconds West
312.09 feet to a drill hole in concrete which point is 71.55 feet East of the West right-of-way of the Vandalia Railroad; thence North 02 degrees 07 minutes 18 seconds West 224.93 feet to a railroad spike; thence North 00 degrees 23 minutes 32 seconds West 230.26 feet to the point of beginning, containing 3.77 acres, more or less.

TOGETHER WITH a non-exclusive easement for ingress and egress over and upon a strip of land being twenty (20) feet, of even width, adjacent to the south line of the above-described tract.

TOGETHER WITH a non-exclusive easement for ingress and egress, and for utility purposes, over the following described tract:
         Commencing at a 5/8 inch rebar marking the point of intersection of the West right-of-way line of the Vandalia Railroad and the South right-of-way line of Elmore Street which point is 24.32 feet South and
         50.00 feet West of the Northeast corner of the Southeast quarter of
         Section 5; thence South 89 degrees 55 minutes 00 seconds East 25.00 feet with the South right-of-way line of Elmore Street to a 5/8 inch rebar and the true point of beginning of the easement herein described; thence South 89 degrees 55 minutes 00 seconds East 43.57 feet with said South right-of-way line to a railroad spike marking the Northwest corner of a 3.77 acre tract; thence South 00 degrees 23 minutes 32 seconds East 230.26 feet to a railroad spike; thence South 02 degrees 07 minutes 18 seconds East 224.93 feet to a drill hole in concrete marking the Southwest corner of said 3.77 acre tract; thence North 89 degrees 30 minutes 10 seconds West 34.08 feet to a 5/8 inch rebar; thence North 03 degrees 24 minutes 22 seconds West 195.73 feet to a 5/8 inch rebar; thence North 00 degrees 03 minutes 32 seconds West
         230.37 feet to a 5/8 inch rebar; thence North 14 degrees 32 minutes 06 seconds West 30.00 feet to the point of beginning.

TOGETHER WITH a utility easement in, over and under the following described tract: Beginning at a 5/8 inch rebar marking the intersection of the West right-of-way line of Vandalia Railroad and the South right-of-way line of Elmore Street which is 24.32 feet South and 50.00 feet West of the Northeast corner of the Southeast quarter of Section 5, Township 18 North, Range 4 West; thence South 89 degrees 55 minutes 00 seconds East
         25.00 feet with the South right-of-way line of Elmore Street; thence South 14 degrees 32 minutes 06 seconds East 30.00 feet to a 5/8 inch rebar; thence South 00 degrees 03 minutes 32 seconds East 230.37 feet to a 5/8 inch rebar; thence South 03 degrees 24 minutes 22 seconds East
         195.73 feet to a 5/8 inch rebar; thence North 89 degrees 30 minutes 10 seconds West 37.47 feet to a 5/8 inch rebar on the West right-of-way line of the Vandalia Railroad; thence North 00 degrees 52 minutes 22 seconds West 454.56 feet with said West right-of-way line to the point of beginning.

Subject to all rights-of-way and pertinent easements of record.

                                                                       EXHIBIT A
                                ESCROW AGREEMENT

         ESCROW AGREEMENT, dated as of August   , 2000 (the "Escrow Agreement"),
by and among KAYDON CORPORATION ("Purchaser"), a Delaware corporation, BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as escrow agent ("Escrow Agent") and TRIDAN, LLC, an Indiana limited liability company (the "Seller").

         A. WHEREAS, the Purchaser has contemporaneously consummated the acquisition of substantially all assets of Seller pursuant to a Real Estate Purchase Agreement, dated as of August 11, 2000 (as heretofore amended, modified or supplemented from time to time in accordance with its terms, the "Asset Purchase Agreement"), among Seller and the Purchaser which provides inter alia that U.S. $250,000 shall be held in escrow subject to the terms and conditions of this Escrow Agreement, from which amount Seller intends to provide indemnification to the Purchaser pursuant to the terms of the Asset Purchase Agreement;

         B. WHEREAS, the amount deposited in escrow pursuant to the terms of the Asset Purchase Agreement is intended to be available to satisfy the claims for indemnification of the Purchaser under the Asset Purchase Agreement;

         C. WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

         1. Delivery and Receipt of Funds: Designation of Representatives.

         (a) Pursuant to Section 1.4 of the Asset Purchase Agreement, Purchaser has delivered to the Escrow Agent to be held under the terms and conditions set forth herein, the sum of U.S. $250,000 in immediately available funds (such funds as increased or decreased by any investments made hereunder or as decreased by any disbursements made in accordance herewith are referred to as the "Escrow Fund"). The Escrow Agent agrees to hold the Escrow Fund in accordance with the terms of this Escrow Agreement.

         (b) The Purchaser and Seller (or Seller's assignee) shall each execute and deliver to the Escrow Agent a certificate of incumbency substantially in the form of Exhibit A hereto for the purpose of establishing the identity of the representatives of the Purchaser and Seller (or Seller's assignee) entitled to issue instructions or directions to the Escrow Agent on behalf of each such party. In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the appropriate party. Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

         2. Investment; Earnings; Maintenance of Escrow Fund.

         (a) Until disbursement of the entire Escrow Fund in accordance with the terms hereof, the Escrow Agent will invest the monies deposited in the Escrow Fund and any accumulated income earned thereon, as directed by the Seller, in one or more of the following:

                  (i) Direct obligations of and obligations fully guaranteed by the United States of America, or any agency thereof, the principal and interest of which are guaranteed by the United States of America or its agencies;

                  (ii) Participation under a revolving repurchase agreement maintained by the Escrow Agent with other entities relative to an agreement for the sale and repurchase of obligations itemized in paragraph (i) above;

                  (iii) Any time deposit which is fully insured by the Federal Deposit Insurance Corporation;

                  (iv) Commercial paper notes which, at the time of investment, are rated in one of the two highest credit ratings by Moody's Investors Service, Inc. and/or Standard & Poor's Corporation;

                  (v) Certificates of deposit of any bank organized under the laws of the United States;

                  (vi) Any money market fund (including money market funds for which the Escrow Agent serves in an advisory capacity and/or other money market funds with which the Escrow Agent has an existing relationship), the assets of which are any of those obligations itemized in paragraphs (i) through (v) above; or

                  (vii)    Any one or more of the following mutual funds:
                           Vanguard High-Yield Tax- Exempt Fund, Vanguard New Jersey Tax-Exempt Money Market Fund, Vanguard New Jersey Insured Long-Term Tax-Exempt Fund, Vanguard 500 Index Fund, Vanguard Prime Money Market or any other Vanguard Group Mutual Fund as Seller shall designate with Purchaser's written consent, which consent shall not be unreasonably withheld.

         The Escrow Agent shall make arrangements so that either (A) Seller shall be permitted to deal directly with The Vanguard Group to transfer the Escrow Fund, or any portion of it, between or among the above designated Vanguard mutual funds, provided that in no event shall any portion of the Escrow Fund be released to Seller or invested except as otherwise provided herein, or (B) if such arrangements cannot be made with The Vanguard Group, then the Escrow Agent shall designate a specific employee or employees to receive change of fund investment instructions from Seller, which instructions shall be communicated to The Vanguard Group prior to 4:00 p.m., Eastern Time, provided they are received by the Escrow Agent prior to 2:00 p.m. Absent direction from the Seller, the Escrow Agent shall invest the Escrow Funds in the Vanguard High-Yield Tax-Exempt Fund, and the Escrow Agent shall use its best efforts to open such Vanguard account in advance of the Closing Date, so that the Escrow Fund can be wired to such Vanguard fund at the time of the Closing under the Asset Purchase Agreement.

         (b) Seller shall be liable for and shall pay all taxes on the income earned on the Escrow Fund and shall indemnify and hold Purchaser and the Escrow Agent harmless therefrom. For fiduciary accounting purposes under this Escrow Agreement, realized capital gains and losses shall be allocated to income and the term "accumulated income" shall include such realized gains and losses. Accumulated income on the Escrow Fund shall be distributed on a calendar quarter basis to the Seller, provided that the market value of the Escrow Fund (before deduction for any pending and unpaid Claimed Amounts) shall not be reduced below the Minimum Escrow Fund Amount specified in paragraph (c) below. Any loss incurred as a result of an investment shall be borne by the Escrow Account.

         (c) If at the end of each calendar month the market value of the Escrow Fund shall have diminished below the applicable Minimum Escrow Fund Amount, then an amount of accumulated income on the Escrow Fund sufficient to restore the market value of the Escrow Fund to the applicable Minimum Escrow Fund Amount shall be transferred by the Escrow Agent to become principal of the Escrow Fund and shall thereafter no longer be available for distribution to the Seller until the next quarterly distribution of the accumulated income or the termination and release of the Escrow Fund. The applicable "Minimum Escrow Fund Amount" shall be as follows: for the period from August 28, 2000, through and including August 27, 2001, $250,000; for the period from August 28, 2001, through and including August 27, 2002, $166,667; for the period from August 28, 2002, through and including August 27, 2003, $83,334.

         (d) The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although the Purchaser and Seller each recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Purchaser and the Seller hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.

         3. General Indemnity Obligation. The Escrow Fund shall be held by the Escrow Agent as security for the indemnification obligation of Seller under the Asset Purchase Agreement.

Purchaser may make a claim against the Escrow Fund for any amounts for which Seller may be so liable to Purchaser under the Asset Purchase Agreement.

         4. Claims. At any time that the Purchaser makes a claim against Seller under Article VII of the Asset Purchase Agreement (a "Claim"), Purchaser shall notify (a "Claim Notice") the Escrow Agent and Seller in writing of any such Claim (identifying such Claim with reasonable specificity), and stating the basis for the Claim and the amount or estimated amount thereof (the "Claimed Amount"). On the 45th day after the Escrow Agent has received a Claim Notice, unless it receives a Dispute Notice from Seller pursuant to Section 5 hereof (in which case such Claim shall be resolved as provided in Section 5 hereof), the Escrow Agent shall deliver to Purchaser out of the Escrow Fund cash equal in amount to the Claimed Amount.

         5. Dispute of Claim. Seller shall have the right to dispute any Claimed Amount by giving concurrently to the Escrow Agent and to Purchaser, prior to the forty-fifth (45th) day after delivery to Seller of any Claim Notice from Purchaser, written notice (a "Dispute Notice") that it disputes the matters set forth in such Claim Notice either with respect to the validity or the amount of the Claim in question or on the basis that the deficiency, liability or obligation in question is not properly chargeable as a claim under the Asset Purchase Agreement. Such Dispute Notice shall include the basis and amount, with reasonable specificity, of the dispute. If such Dispute Notice covers less than the full Claimed Amount, Seller shall state in its Dispute Notice the amount of the Claimed Amount as to which Seller agrees Purchaser should be paid out of the Escrow Fund, and such portion of the Claimed Amount shall be promptly paid by the Escrow Agent to Purchaser. The Escrow Agent shall have no obligation to determine the sufficiency of any such Dispute Notice or Claim Notice. Upon receipt of any such Dispute Notice from the Seller, the Escrow Agent shall take no action with respect to the amounts in dispute except: (a) upon the joint written instructions of both Purchaser, and Seller; or (b) ten (10) days after receipt by Escrow Agent of written notice (the "Order Notice") from either Purchaser or Seller that the dispute has been resolved by a final order, decree or judgment (from which no further appeal may be taken) of a court of competent jurisdiction, which Order Notice shall be accompanied by a copy of any such order, decree or judgment certified by the Clerk (or equivalent officer) of such court and by an opinion of counsel stating that the time for appeal therefrom has expired and no appeal has been perfected. A copy of such Order Notice shall concurrently be given by the party giving the Order Notice to the other parties hereunder. Upon receipt of joint instructions described in clause (a) above, Escrow Agent shall make payment out of the Escrow Fund in accordance therewith, and ten (10) days after receipt by Escrow Agent of an Order Notice described in clause (b) above, Escrow Agent shall make payment out of the Escrow Fund in accordance with the order, decree or judgment referenced therein and attached thereto.

         6. Partial Distribution, Termination and Release of Escrow Fund.

         (a) On August 28, 2001, the Escrow Agent shall determine the aggregate of all pending and unpaid Claimed Amounts as of that date and, shall pay to Seller out of the Escrow Fund $83,333 less 50% of the aggregate of such pending and unpaid Claimed Amounts; provided, however, that if 50% of the aggregate of such pending and unpaid Claimed Amounts are greater than $83,333, then all the assets in the Escrow Fund shall be retained in the Escrow Fund and the Escrow Agent shall not make any payments to Seller out of the Escrow Fund until otherwise permitted under this Escrow Agreement. In the event after August 27, 2001, but before August 28, 2002, any claim is resolved, by Order Notice or by joint written instructions of Purchaser and Seller, in an amount less than the full Claimed Amount, then the Escrow Agent shall within ten (10) days pay to Seller out of the principal of the Escrow Fund such amount as will bring the prior payment under this paragraph (a) up to $83,333 less 50% of the aggregate of the remaining pending and unpaid Claimed Amounts; provided, however, that if 50% of the aggregate of the remaining pending and unpaid Claimed Amounts are equal to or greater than $83,333, then no distribution shall be made under this sentence.

         (b) On August 28, 2002, the Escrow Agent shall determine the aggregate of all pending and unpaid Claimed Amounts as of such date and as soon as practicable after making such determinations shall pay to Seller such amount as will leave in the Escrow Fund the sum of $83,333 plus 50% of the aggregate of such pending and unpaid Claimed Amounts. In the event after August 27, 2002, but before August 28, 2003, any Claim is resolved, by Order Notice or by joint written instructions of Purchaser and Seller, in an amount less than the full Claimed Amount, then the Escrow Agent shall within ten (10) days pay to Seller such amount as will leave in the Escrow Fund the sum of (i) $83,333 plus (ii) 50% of the aggregate of the remaining pending and unpaid Claimed Amounts.

         (c) On August 28, 2003, the Escrow Agent shall determine the aggregate of all pending and unpaid Claimed Amounts as of such date and as soon as practicable after making such determination shall pay to Seller the remaining balance of the Escrow Fund, including accumulated income, less such aggregate of pending and unpaid Claimed Amounts. Any amount or amounts retained after August 28, 2003, pursuant to this Escrow Agreement on account of the pending and unpaid Claimed Amounts shall continue to be held in accordance with this Escrow Agreement until a final disposition thereof is made in accordance with this Escrow Agreement.

         (d) Upon receipt of a letter, in a form substantially similar to that attached hereto as Exhibit B, signed on behalf of the Purchaser and Seller by an authorized representative thereof, the Escrow Agent agrees to sell the Permitted Investments and to pay the full balance and proceeds of the Escrow Account to the Purchaser and Seller or as the Purchaser and Seller shall direct.

         7. Liquidation of Investments. The Escrow Agent shall liquidate any investments in the Escrow Fund necessary to provide funds in order to make any payments required by this Escrow Agreement in accordance with written instructions given to it by Seller with regard to the priority of investments to be so liquidated. If Seller fails to give the Escrow Agent such written instructions, the Escrow Agent shall use its discretion in liquidating sufficient investments to pay any amounts due hereunder in a timely manner.

         8. Concerning the Escrow Agent. Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

         (a) not be held liable for any action taken or omitted under this Escrow Agreement so long as it shall have acted in good faith and without gross negligence;

         (b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, check, or other documents or instruments submitted to it in connection with its duties hereunder;

         (c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

         (d) be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

         (e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investment or reinvestment made in accordance with any provision which may be contained herein;

         (f) be entitled to compensation for its services hereunder as per Exhibit C attached hereto and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, to be paid in full by Purchaser, except that any sales loads, fees or transaction charges assessed by The Vanguard Group ("Vanguard Charges") shall be paid out of the Escrow Fund;

         (g) be entitled to set off and apply the Escrow Fund against any fees and expenses to which the Escrow Agent is entitled hereunder and which are due and owing, but only after the Escrow Agent has given notice requesting payment thereof to Sellers' Representative and Purchaser and such fees and expenses remain unpaid for 60 days following the date of receipt by Sellers' Representative and Purchaser of such notice. The Escrow Agent shall promptly notify Sellers' Representative and Purchaser after any such setoff and application made by the Escrow Agent, and Purchaser shall promptly reimburse the Escrow Fund for the amount of such setoff, except that Sellers shall promptly reimburse the Escrow Fund for the amount of such setoff where such setoff is incurred due to Vanguard Charges;

         (h) be under no obligation to invest the deposited funds or the income generated thereby until it has received a U.S. Internal Revenue Service Form W-9 (or W-8, if applicable) from Seller;

         (i) be, and hereby is, jointly and severally indemnified and saved harmless by the other parties hereto from all loss, costs, and expenses, including attorney's fees, which may be incurred by it as a result of its involvement in any litigation arising from the performance of its duties hereunder, provided that such litigation shall not have resulted from any action taken or omitted by it and for which it shall have been adjudged to have acted in bad faith or to have been grossly negligent; such indemnification shall survive termination of this Escrow Agreement and the resignation or removal of the Escrow Agent pursuant to Section 10 hereof until extinguished by any applicable statute of limitation. As between Seller and Purchaser, each shall be responsible for one-half of such indemnification obligations;

         (j) in the event any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The other parties further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same unless required by applicable law;

         (k) only have those duties as are specifically provided herein, which shall be deemed purely ministerial in nature;

         (l) neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument, or document between the other parties hereto, in connection herewith, including, without limitation, the Asset Purchase Agreement and shall be required to act only pursuant to the terms and provisions of this Escrow Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder and no additional obligations of the Escrow Agent shall be implied from the terms of this Escrow Agreement or any other agreement;

         (m) use Seller's federal employer identification number (35-2056032) as the taxpayer identification number for all investments of the Escrow Fund and, to the extent applicable, for Form 1099 or Schedule K-1 reporting purposes, until such times as the Seller shall notify the Escrow Agent of a different taxpayer identification number;

         (n) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent either in accordance with the advice of such counsel or in accordance with any opinion of counsel to the Purchaser and Seller addressed and delivered to the Escrow Agent;

         (o) have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; and

         The immunities and protection and right to indemnification listed in this Section 8, together with the Escrow Agent's right to compensation, shall survive the termination of this Agreement and the Escrow Agent's resignation or removal.

         9. Notices. Any request, direction, notice, or other communication required or permitted to be made or given by any party hereto shall be in writing and shall be delivered by hand or by overnight commercial courier service, (or by facsimile transmission confirmed by one of such methods), to the addresses and facsimile numbers noted below (or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other parties in accordance with this Section 9).


         (a)      in the case of Seller:
                           Daniel V. Grossman
                           112 Western Drive
                           Short Hills, New Jersey 07078
                           Facsimile: (973) 467-5416

                  with a courtesy copy to:
                           J. Lamont Harris
                           Henthorn, Harris, Taylor & Weliever
                           122 E. Main Street
                           P.O. Box 645
                           Crawfordsville, Indiana 47933
                           Facsimile: (765) 362-4521

         (b)      In the case of Purchaser:
                           Kaydon Acquisition XIII, Inc.
                           315 East Eisenhower Parkway, Suite 300
                           Ann Arbor, Michigan 48108
                           Attention: Brian P. Campbell, President
                           Telephone: (734) 747-7025
                           Facsimile: (734) 747-6928

                  with courtesy copy to:
                           Paul R. Rentenbach
                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, Michigan   48243-1668
                           Telephone: (313) 568-6973
                           Facsimile: (313) 568-6915

         (c)      In the case of the Escrow Agent:
                           Bank One, Trust Company, National Association 611 Woodward Avenue
                           Detroit, Michigan 48226
                           Attention: Kelly A. Low
                           Telephone: (313) 225-2231
                           Facsimile: (313) 225-3420

         10. Resignation or Removal of Escrow Agent. The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior joint written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent shall terminate (30) thirty days after receipt of such notice (or as such earlier date as may be mutually agreed by all parties hereto); and the Escrow Agent, after it has been paid all the fees, costs and expenses to which it is entitled hereunder (including the costs of transferring the monies or assets in its possession), shall then deliver the balance of the monies or assets then in its possession to a successor Escrow Agent as shall be jointly appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent or to a successor Escrow Agent appointed pursuant to the next paragraph.

         If the other parties hereto are unable to agree upon a successor Escrow Agent or shall have failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief; and, any such resulting appointment shall be binding upon all the parties hereto.

         Upon acknowledgment by any successor Escrow Agent of the receipt of the balance of the monies or assets, in escrow, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

         11. Entire Agreement: Modification. This Escrow Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof and shall supersede any prior or contemporaneous agreement or understanding, oral or written, with respect to the subject matter hereof. No modification or amendment of this Escrow Agreement shall be valid unless the same is in writing and is signed by Seller and the Purchaser and consented to by the Escrow Agent.

         12. Joint Direction. Notwithstanding anything contained herein to the contrary, Purchaser and Seller may jointly direct the Escrow Agent, in writing, to perform any action contemplated herein, and upon receipt of such joint direction, the Escrow Agent shall act in compliance therewith and have no liability to Purchaser, Seller or any third party beneficiary for such act.

         13. Applicable Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of Michigan without giving effect to any applicable principles of conflicts of laws.

         14. Counterparts. This Escrow Agreement may be executed with counterpart signature of pages or in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

         15. Invalid Clause. If any term, covenant, condition or provision of this Escrow Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         16. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of, the heirs, administrators, executors, successors and assigns of the parties hereto.

         17. Recitals. The recitals to this Escrow Agreement are incorporated herein as part of this Escrow Agreement.

         18. Assignment by Seller. Seller shall have the right, upon written notice to Purchaser and the Escrow Agent, to assign all of its rights, interests and obligations under this Agreement, including all rights in and to the Escrow Fund, (i) to a successor limited liability partnership, limited liability company or other entity designated by Seller, or (ii) to the Seller's shareholders in their ownership proportions of 40% to Kate Grossman, 40% to James Grossman, 15% to Kate Niederhoffer and 5% to Daniel V. Grossman.

         19. Attachment of Escrow Fund; Compliance with Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

         20. Tax Matters.

         (a) Reporting of Income. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, and to the Purchaser and Seller, as applicable, all income earned from the investment of any sum held in the Escrow Account as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code").

         (b) Preparation and Filing or Tax Returns. Seller or its successor shall be required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the Internal Revenue Service and all required state or local departments of revenue in all years in which income is earned, as and to the extent required under the provisions of the Code.

         (c) Payment of Taxes. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by Seller whether or not the income was distributed by the Escrow Agent during any particular year as and to the extent required under the provisions of the Code.

         (d) Unrelated Transactions. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, whether or not related to the Agreement, that occurs outside the Escrow Account.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

                                              TRIDAN, LLC


                                              By:
                                                 -------------------------------
                                                 Daniel V. Grossman, Member


                                              KAYDON ACQUISITION XIII, INC.


                                              By:
                                                 -------------------------------
                                                 Brian P. Campbell, President


                                              BANK ONE, TRUST COMPANY, NATIONAL
                                              ASSOCIATION, as Escrow Agent


                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------

                                   EXHIBIT A

                            CERTIFICATE OF INCUMBENCY


         The undersigned,           ,of             , hereby certifies that the
following named officers are duly appointed, qualified and acting in the capacity set forth opposite his/her name, and the following signature is the true and genuine signature of said officer.


         Name                      Title                      Signature

  ------------------        ------------------           --------------------


  ------------------        ------------------           --------------------



         Such officers are hereby authorized to furnish the Escrow Agent with directions relating to any matter concerning this Escrow Agreement and the funds and/or property held pursuant thereto.

         IN WITNESS WHEREOF,                         has caused this Certificate
                            -------------------------
of Incumbency to be executed by its officer duly authorized this        day    ,
                                                                --------   ----
2000.


                                               [TRIDAN, LLC]
                                               [KAYDON CORPORATION]


                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                   EXHIBIT B

                                           ,2000
                                -----------

Bank One Trust Company, National Association
611 Woodward Avenue, Suite M11-8110
Detroit, Michigan 48226

Attention: Corporate Trust Services Division/Kelly Low

Re:      Escrow Account No.        among Kaydon Corporation (the "Purchaser"), a
         Delaware corporation, Bank One Trust Company, National Association, as Escrow Agent (the "Escrow Agent") and Tridan, LLC, an Indiana limited liability company (the "Seller").

Please sell all investments held in the Escrow Account and distribute the full
balance and proceeds thereof by (wire transfer) (cashier's check) to         (If
wire transfer - name of bank, bank's ABA number and customer's account number
for credit or as            shall otherwise direct.

                                         Very truly yours,




                                         ---------------------------------------

                                         By:
                                            ------------------------------------

                                         Name:
                                              ----------------------------------

                                         Title:
                                               ---------------------------------

                                   EXHIBIT C

                                SCHEDULE OF FEES

ACCEPTANCE FEE:  $1,000.00
         For time devoted to review of drafts of escrow agreement, negotiations and consultations with principals and attorneys, attendance at closing, establishing procedures and records, opening of the account and report set-up. This fee is due and payable at closing.

ANNUAL ADMINISTRATION: $2,500.00 per year, or portion thereof, payable in advance.
         Covers: account administration, review of any required compliance certificates, maintenance of records, contacts and correspondence, responding to auditors, etc. This fee is billed annually in advance and is due and payable at closing.

ACTIVITY CHARGES:

         A.       Additional Cash Deposits:          $10.00 each
         B.       Cash Disbursements:                $20.00 each by check/ $25.00 each by wire
         C.       Investment Transactions:           $70.00 per acquisition or disposal, plus any special
                                                     fees charged by the Vanguard Group (no transaction
                                                     charges for One Group Fund transactions)
         D.       Deposit or Withdrawal of Securities or Documents:
                                                     $70.00 per deposit or withdrawal of each distinctive
                                                     document or security on each occasion.

EXTRAORDINARY SERVICES:
         At rates in effect from time to time, as shall be determined on the basis of time, effort and responsibility for services provided beyond the scope of those listed.

OUT-OF-POCKET EXPENSES:
         Escrow Agent shall be entitled to reimbursement for its out-of-pocket expenses incurred, including, but not limited to: registered or certified postage, courier costs, travel and lodging, and amounts paid to attorneys and agents, when required

MISCELLANEOUS:
         All fees are subject to reasonable adjustment as changes in laws, procedures, and costs of doing business demand. Escrow Agent's fees are subject to modification should subsequent review disclose unanticipated duties, conflicts of interest, environmental or credit standard deficiencies. If the transaction fails to close for reasons beyond Bank One Trust Company, N.A.'s control, we reserve the right to charge a fee not to exceed the amount of the Acceptance Fee.